Exhibit 10.15

Consulting Agreement

Recitals

CONSULTING AGREEMENT entered into this 25th day of December, 2013, by and between Mind Solutions, Inc. (the "Company"), and Kerry Driscoll ("Consultant").

WHEREAS, the Company desires the services of Consultant, specifically in the areas of creating operating plans for strategic direction of company correlated with annual operating budgets.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Provision of Services

Duties of Consultant, The Consultant will provide such services as managing the business of sales, marketing, production and general business services.

2. Compensation

In consideration of Services rendered to date and to be rendered during the Term, the Consultant shall be paid 120 million shares in restricted 144 shares.

3. Property

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and contacts, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Consultant.

4. Confidential Information

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as financial contacts related thereto (the "Confidential Information"). Confidential Information will only be used if necessary and in the best interest of the company. The Company agrees that all contacts and techniques introduced by the Consultant are proprietary in nature and cannot be used apart from the compensatory services provided by Consultant. If the foregoing occurs, the Company agrees to compensate Consultant fifty percent of all cash value received from such entities.

5. Term

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Term for this Agreement shall be for One (1) year from the date of this Agreement and can be renewed by mutual agreement by both parties.

6. Independent Contractor

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. No Assignment

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8. Miscellaneous

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:

By: /s/ Kerry Driscoll         ____12/25/2013_

Kerry Driscoll                                    Date

COMPANY:

By: /s/ Kerry Driscoll         ____12/25/2013_

Mind Solutions, Inc.                      Date